Exhibit 4.1

EXECUTION VERSION

AMERICAN RENAL HOLDINGS INC.,

as Issuer

and the Guarantors party hereto

8.375% Senior Secured Notes due 2018

INDENTURE

Dated as of May 7, 2010

WILMINGTON TRUST FSB,

as Trustee

and

as Collateral Agent

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
303		1.4
310	(a)(1)	7.9
	(a)(2)	7.9
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.9
	(b)	7.9
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.18
	(c)	12.18
313	(a)	7.12
	(b)	7.12
	(b)(1)	7.12
	(b)(2)	7.6; 7.12
	(c)	7.12; 12.1
	(d)	7.12
314	(a)	5.3; 12.3
	(a)(1)	6.2
	(a)(4)	3.12; 12.3
	(b)	11.5
	(c)(1)	12.2
	(c)(2)	12.2
	(c)(3)	N.A.
	(d)	11.5
	(e)	12.2; 12.3
	(f)	N.A.
315	(a)	7.1(b); 7.2
	(b)	7.5; 12.1
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a) (last sentence)	2.16
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.14
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	12.17
	(c)	12.17

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part hereof.

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EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Guaranty

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INDENTURE, dated as of May 7, 2010 (this “Indenture”), among AMERICAN RENAL HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), C.P. Atlas Intermediate Holdings, LLC (“Holdings”), certain subsidiaries of the Issuer from time to time parties hereto (the “Subsidiary Guarantors” and together with Holdings, the “Guarantors”) and Wilmington Trust FSB, a federal savings bank, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Recitals of the Issuer

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, with respect to any Note on any Make-Whole Redemption Date, the greater of:

(i) 1.0% of the principal amount of such Note; and

(ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such Note at May 15, 2013 as set forth in Section 5.1(c) (exclusive of accrued interest), plus (2) all scheduled interest payments due on such Note from the Make-Whole Redemption Date through May 15, 2013, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business (including any Event of Loss); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Sections 3.9 and 4.1 and not Section 3.7; and

(2) the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests of a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer or of a Qualified Restricted Subsidiary to Strategic Investors in connection with the start-up of such Qualified Restricted Subsidiary;

(4) the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) a Restricted Payment that does not violate Section 3.4 or a Permitted Investment;

(7) the sale or disposition of any assets or property received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(8) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

(11) transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(12) any sale or disposition deemed to occur in connection with creating or granting any Permitted Liens (but not the sale or other disposition of the property subject to such Permitted Lien);

(13) any disposition of an account receivable in connection with the collection or compromise thereof; and

(14) any Intercompany Loan Refinancing if and to the extent the proceeds thereof are utilized as described in Section 3.20.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Restricted Subsidiary which is not a Domestic Subsidiary, any other currencies held from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

(5) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within 12 months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

“CFC” means a Restricted Subsidiary that is a controlled foreign corporation (as such term is defined in Section 957(a) of the Code).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than Permitted Holders; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (2), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries.

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Security Documents.

“Collateral Agent” means Wilmington Trust FSB, acting in its capacity as collateral agent under the Security Documents, or any successor thereto.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer.

“Consolidated Adjusted Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Adjusted Secured Net Debt as of such date after giving effect to all incurrences and repayments or discharges of Indebtedness and Liens to occur on such date to (2) the Issuer’s Consolidated EBITDA for the Measurement Period calculated on a Pro Forma Basis.

“Consolidated Adjusted Secured Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of the Issuer and its Restricted Subsidiaries outstanding as of such date determined on a consolidated basis, if such Indebtedness is (x) secured by a Lien or (y) owing by a Non-Guarantor Subsidiary, minus (b) the amount of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Subsidiary Guarantors, minus (c) the amount of unrestricted cash and Cash Equivalents held, on such date, by any Non-Guarantor Subsidiary, up to the greater of (x) the aggregate principal amount of Indebtedness of such Non-Guarantor Subsidiary included in clause (a) of this definition and (y) the amount of such unrestricted cash and Cash Equivalents of such Non-Guarantor Subsidiary times the percentage of such Non-Guarantor Subsidiary owned directly or indirectly by the Issuer or a Subsidiary Guarantor.

“Consolidated EBITDA” means, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i) consolidated interest expense (and solely for purposes of calculating the Fixed Charge Coverage Ratio, other Fixed Charges) of the Issuer and its Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such Hedging Obligations or other derivative instruments,

(ii) consolidated tax expense of the Issuer and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period,

(iii) all amounts attributable to depreciation and amortization expense of the Issuer and its Restricted Subsidiaries for such period,

(iv) any Non-Cash Charges for such period,

(v) costs associated with the Transactions made or incurred by the Issuer and its Restricted Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions,

(vi) any restructuring charges (including restructuring costs related to acquisitions after the Issue Date and to closure or consolidation of facilities) for such period and any “Specified Payments” as defined in Schedule 11.2(a)(vi) to the Merger Agreement made during such period,

(vii) any unusual or nonrecurring fees, cash charges and other cash expenses for such period (A) made or incurred by the Issuer and its Restricted Subsidiaries in connection with any acquisition or investment not prohibited by this Indenture, including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such transaction, or (B) incurred in connection with the issuance of Equity Interests or Indebtedness,

(viii) cash expenses incurred during such period in connection with an acquisition not prohibited by this Indenture to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction,

(ix) periodic management fees that are permitted by Section 3.8(b)(xiii)(ii),

(x) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period, and

(xi) the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary to the extent the Indebtedness owed by such Restricted Subsidiary is included in the Indebtedness of the Issuer; minus

(b) without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,

(i) any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period,

(ii) any non-cash items of income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business);

provided that (I) in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back and (II) the aggregate amount added back pursuant to clauses (vi) and (vii) shall not exceed 10% of Consolidated EBITDA (calculated before giving effect to such clauses) for any period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Net Debt as of such date after giving effect to all incurrences and repayments of Indebtedness to occur on such date to (2) the Issuer’s Consolidated EBITDA for the Measurement Period calculated on a Pro Forma Basis.

“Consolidated Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b) and (g) of the definition thereof of the Issuer and its Restricted Subsidiaries outstanding as of such date determined on a consolidated basis or is owing by Non-Guarantor Subsidiaries, minus (b) the amount of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Subsidiary Guarantors, minus (c) the amount of unrestricted cash and Cash Equivalents held, on such date, by any Non-Guarantor Subsidiary, up to, the greater of (x) the aggregate principal amount of Indebtedness of such Non-Guarantor Subsidiary included in clause (a) of this definition and (y) the amount of such unrestricted cash and Cash Equivalents of such Non-Guarantor Subsidiary times the percentage of such Non-Guarantor Subsidiary owned directly or indirectly by the Issuer or a Subsidiary Guarantor.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (and net loss) of any other Person (other than a Restricted Subsidiary of the Issuer) in which the Issuer or any of its Restricted Subsidiaries has an ownership interest will be excluded, except to the extent that any such Net Income is actually received in cash by the Issuer or a Qualified Restricted Subsidiary in the form of dividends or similar distributions in respect of such period;

(2) the cumulative effect of a change in accounting principles will be excluded;

(3) the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions No. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and No. 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions, will be excluded;

(4) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets out of the ordinary course of business); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(5) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(6) income or losses attributable to discontinued operations (including without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;

(7) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141, will be excluded;

(8) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Issuer or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Issuer or any Restricted Subsidiary of the Issuer makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Issuer for such period;

(9) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded;

(10) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent such restriction with respect to the payment of dividends or similar distributions has been legally waived; and

(11) Consolidated Net Income shall be reduced by the amount of any payments described in clause (2) of the definition of “Permitted Payments to Parent.”

“Contribution Indebtedness” means Indebtedness of the Issuer in an aggregate principal amount not to exceed the aggregate net cash proceeds received by the Issuer after the date hereof from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of the Issuer); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to an Officers’ Certificate delivered to the Trustee within one business day of the date of its incurrence. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Capital Stock and will be disregarded for purposes of Section 3.4 and will not be considered to be an Equity Offering for purposes of Section 5.1.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means that certain Credit Agreement, dated on or about the Issue Date, by and among C.P. Atlas Acquisition Corp. (which as of the Issue Date shall be merged with and into the Issuer), as borrower, Holdings and Bank of America, N.A., as administrative agent and collateral agent, and various lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case, with banks or other institutional lenders providing for revolving credit loans, notes, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Designated Noncash Consideration” means any non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with Section 3.4, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 3.4 will not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Issuer, Holdings or any other direct or indirect parent of the Issuer, other than:

(1) a public offering with respect to the Issuer’s or any direct or indirect parent company’s Qualified Capital Stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private offering that constitutes an Excluded Contribution.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from any calculation set forth in Section 3.4.

“Excluded Deposit Accounts” means (1) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Issuer’s or any Guarantor’s employees, (2) any deposit account of the Issuer or any Guarantor into which proceeds from any receivables in respect of participation in federal and state healthcare programs, including the Medicare or Medicaid programs, are paid into, so long as the balance of such deposit account is swept at the end of each business day into a deposit account subject to a control agreement and (3) any deposit account specially and exclusively used to hold cash deposits required to be held in escrow, (which escrow is not prohibited by this Indenture) and which by terms of the agreement creating the escrow obligations shall not be subject to any other Liens.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is (a) an Immaterial Subsidiary so long as such Subsidiary remains an Immaterial Subsidiary, (b) not a Wholly Owned Subsidiary so long as such Subsidiary is not a Wholly Owned Subsidiary, (c) an Unrestricted Subsidiary so long as such Subsidiary remains an Unrestricted Subsidiary, (d) a Receivables Subsidiary so long as such Subsidiary remains a Receivables Subsidiary or (e) a CFC so long as such Subsidiary remains a CFC.

“Existing Indebtedness” means Indebtedness (other than the Indebtedness under the Credit Agreement and Indebtedness owed to Holdings or any of its Subsidiaries), existing on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in this Indenture).

“First Lien Obligations” means Priority Payment Lien Obligations, the Notes Obligations and Pari Passu Lien Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person at any date of determination, the ratio of the Consolidated EBITDA of such Person for the Measurement Period to the Fixed Charges of such Person for the Measurement Period, in each case, calculated on a Pro Forma Basis. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the Measurement Period, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Measurement Period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding (v) amortization of deferred financing costs, (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) any expensing of bridge, commitment and other financing fees and (z) to the extent included in Fixed Charges, the portion of consolidated interest expense of such Person and its Restricted Subsidiaries attributable to Fixed Charges incurred in connection with the acquisition of discontinued operations; plus

(2) any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus

(3) the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Issuer or any Qualified Restricted Subsidiary), in each case, determined on a consolidated basis in accordance with GAAP, multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and its Restricted Subsidiaries expressed as a decimal.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such guarantee.

“Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes.

“Guarantee Agreement” means a supplemental indenture or a notation of guarantee, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means any registered holder, from time to time, of the Notes.

“Holdings” means C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Issuer that accounts for less than 1.0% of the Issuer’s consolidated revenues and less than 1.0% of the Issuer’s Net Income for the Measurement Period and has less than $10,000 of assets; provided that at no time shall Immaterial Subsidiaries in the aggregate account for more than 3.0% of the Issuer’s consolidated revenues or more than 3.0% of the Issuer’s Net Income for any Measurement Period.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (f) all Guarantees by such Person of the Indebtedness of any other Person, (g) all Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person in respect of Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, any right of Strategic Investors in an Qualified Restricted Subsidiary to require the Issuer or any Qualified Restricted Subsidiary to repurchase the Equity Interests in such Qualified Restricted Subsidiary held by such Strategic Investors does not constitute Indebtedness.

“Indenture” has the meaning set forth in the preamble hereto.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $250,000,000 in aggregate principal amount of 8.375% Senior Secured Notes due 2018 of the Issuer issued under this Indenture on the Issue Date.

“Initial Purchasers” means, with respect to the Initial Notes, Banc of America Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC.

“Interest Payment Date” means May 15 and November 15 of each year, commencing, in the case of the Initial Notes, on November 15, 2010 and ending at the Stated Maturity of the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet (excluding the footnotes) prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 3.4(c). The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will not be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third

Person, unless such third Person’s Investment was made in contemplation of the acquisition by the Issuer or a Restricted Subsidiary, in which case it shall be an Investment in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 3.4(c). The outstanding amount of any Investment shall be the original cost thereof, reduced by all returns on such Investment (including dividends, interest, distributions, returns of principal and profits on sale).

“Issue Date” means the date the Notes are first issued under this Indenture.

“Issuer” means American Renal Holdings Inc., a Delaware corporation.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Management Agreements” means the management, service or similar agreements pursuant to which the Issuer or any of its Qualified Restricted Subsidiaries manages the assets and businesses of any of its Restricted Subsidiaries.

“Material Real Property” means owned real properties owned by Holdings, the Issuer and the Subsidiary Guarantors with a cost or book value (whichever is greater) in excess of $2.0 million.

“Measurement Period” means, at any date of determination, the period of four full fiscal quarters for which internal financial statements are available immediately preceding such date.

“Merger Agreement” means the Contribution and Merger Agreement by and among, inter alia, C.P. Atlas Holdings, Inc., Holdings, C.P. Atlas Acquisition Corp., Pamlico Capital I, L.P. (formerly known as Wachovia Capital Partners GP I, LLC) and certain shareholders of the Issuer named therein, dated as of March 22, 2010, as amended or modified from time to time prior to the Issue Date.

“Net Income” means, with respect to any specified Person, the net income (loss) attributable to such Person (which shall exclude, for the avoidance of doubt, the income (loss) attributable to minority interests), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and, in the case of an Event of Loss, insurance proceeds, condemnation awards or damages awarded by any judgment), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Issuer, in each case, after taking into account:

(1) any available tax credits or deductions and any tax sharing arrangements;

(2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(3) any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof;

(4) any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(5) in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary, provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to legal or contractual restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions, provided, however, that any such contractual restrictions on repatriation were not entered into in contemplation of such Asset Sale.

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, goodwill, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Guarantor Subsidiary” means any Subsidiary of the Issuer that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or (c) otherwise constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing or have agreed in writing (in the agreement relating thereto or otherwise) that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes, treated as a single class of securities.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Obligations” means Obligations in respect of the Notes, the Guarantees and this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential Offering Memorandum dated April 27, 2010, used in connection with the offering of the Initial Notes.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Issue Discount Legend” means the legend set forth in Section 2.1(d) to be placed on any Note issued under this Indenture that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

“Pari Passu Lien Indebtedness” means Obligations with respect to Indebtedness permitted to be incurred under Sections 3.3 and 3.5 and under the Credit Agreement which is by its terms intended to be secured on a pari passu basis with the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and the Credit Agreement and such Indebtedness has a stated maturity that is no earlier than the Stated Maturity of the Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Business” means (i) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Collateral Liens” means (a) in the case of Collateral other than mortgaged real property and any pledged securities, Permitted Liens, (b) in the case of mortgaged real property, “Permitted Collateral Liens” means the Liens described in clauses (1), (7), (8), (9), (10), (16), (17), (18), (25) and (28) of the definition of “Permitted Liens” and (c) in the case of Collateral consisting of pledged securities, means the Liens described in clauses (10), (18), (25) and (28) of the definition of “Permitted Liens.”

“Permitted Holder” means the Sponsor and its Affiliates (other than portfolio companies or holding companies of other portfolio companies).

“Permitted Investments” means:

(1) (a) any Investment in the Issuer, in a Subsidiary Guarantor or in a Qualified Restricted Subsidiary of the Issuer and (b) any loans or advances to any Restricted Subsidiary that meets the requirements of clauses (1), (2) and (3) of the definition of “Qualified Restricted Subsidiary”;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person (other than the Issuer, a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer) that is engaged as its primary business in a Permitted Business, if as a result of such Investment:

(a) such Person becomes a Qualified Restricted Subsidiary of the Issuer; or

(b) such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer, or a Qualified Restricted Subsidiary of the Issuer;

(4) any Investment received in connection with a disposition of assets not constituting an Asset Sale;

(5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any parent of the Issuer;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

(8) any Investment in payroll, travel and similar advances to cover business-related travel expenses, moving expenses or other similar expenses, in each case incurred in the ordinary course of business;

(9) Investments in receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11) obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of Capital Stock of the Issuer or Capital Stock of Holdings (or any other direct or indirect parent company of the Issuer) so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(12) loans or advances to and guarantees provided for the benefit of employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(13) Investments existing as of the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed) and pursuant to any binding commitment outstanding as of the Issue Date;

(14) repurchases of the Notes;

(15) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction customary for such transactions;

(16) Investments not otherwise permitted by the foregoing clauses in an amount, taken together with all other Investments made pursuant to this clause, not to exceed, in the aggregate at any time outstanding, the greater of (i) $20.0 million and (ii) 3.75% of Total Assets at the time of any Investment pursuant to this clause;

(17) Investments consisting of amounts potentially due from a seller of property in an acquisition that (i) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions and (ii) are outstanding for a period of one hundred twenty (120) days or less following the closing of such acquisition;

(18) good faith deposits in connection with any acquisition, joint venture or acquisition of assets and escrowed money in connection with Asset Sales, acquisitions or joint ventures;

(19) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of a Person merged into, amalgamated with or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Article IV after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such merger, acquisition, amalgamation or consolidation;

(20) any investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related indebtedness; and

(21) guarantees of obligations (other than Indebtedness) incurred by Qualified Restricted Subsidiaries in the ordinary course of business and not otherwise prohibited by this Indenture;

provided that any Investment in a Restricted Subsidiary that is not a Subsidiary Guarantor which is made in the form of loans or advances shall be secured by substantially all assets of such Restricted Subsidiary and evidenced by an intercompany note that is pledged as part of the Collateral.

“Permitted Liens” means:

(1) Liens in favor of the Issuer or any Subsidiary Guarantor;

(2) Liens on property or assets of a Person, existing at the time such Person is merged with or into, consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Issuer or such Subsidiary, plus renewals and extensions of such Liens on the same assets;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition, and were not incurred in contemplation of, such acquisition, plus renewals and extensions of such Liens on the same assets;

(4) Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Purchase Money Indebtedness permitted by clause (xviii) of the definition of “Permitted Debt” covering only the assets acquired, constructed or improved with or financed by such Indebtedness;

(6) Liens existing on the Issue Date (other than Liens in favor of the lenders under the Credit Agreement), plus renewals and extensions of such Liens on the same assets;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, laborers’, employees’, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9) survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(10) Liens securing the Notes Obligations relating to Notes (and the Guarantees) issued on the Issue Date and the Exchange Notes (and the Guarantees) issued pursuant to an Exchange Offer;

(11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);

(12) Liens securing Indebtedness that does not exceed $2.5 million at any one time outstanding, and Obligations in respect thereof;

(13) Liens on assets of any Qualified Restricted Subsidiary securing Indebtedness of such Qualified Restricted Subsidiary incurred under clause (xv) or (xvi) of the definition of “Permitted Debt,” and Obligations in respect thereof;

(14) security for the payment of workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;

(15) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(16) zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(17) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

(18) Liens securing Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices permitted under this Indenture; provided that the holders of such Obligations (or their representative) are party to, such Liens are subject to, the Intercreditor Agreement;

(19) Liens arising out of judgments, decrees, orders or awards (to the extent not constituting an Event of Default) in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(20) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

(21) Liens securing Treasury Management Obligations; provided that the holders of such Obligations (or their representative) are party to, and such Liens are subject to, the Intercreditor Agreement;

(22) any Liens arising from the precautionary filing of Uniform Commercial Code financing statements regarding leases;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens on the Collateral securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to clause (i) of the definition of “Permitted Debt”; provided that the holders of such Indebtedness (or their representative) are party to, and such Liens are subject to, the Intercreditor Agreement;

(26) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(27) Liens solely on any cash earned money deposits made by the Issuer or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder;

(28) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to the “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant if the Consolidated Adjusted Secured Debt Ratio of the Issuer and its Restricted Subsidiaries would not be greater than 4.50 to 1.00; provided that (a) an authorized representative of the holders of such Indebtedness shall have executed (i) a joinder to the Intercreditor Agreement (in the form attached thereto) as a holder of Pari Passu

Lien Indebtedness or (ii) another intercreditor agreement pursuant to which such representative shall agree with the Trustee and other representatives of First Lien Obligations that the Liens securing such Indebtedness are subordinated to the Liens securing the First Lien Obligations and (b) the Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by a Lien permitted by this clause (28) as being Incurred at the time the Lien is Incurred and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed to be an Incurrence at such subsequent time; and

(29) Liens incurred in connection with a Qualified Receivables Transaction (which, in the case of the Issuer and its Restricted Subsidiaries (other than Receivables Subsidiaries), shall be limited to receivables and related assets referred to in the definition of “Qualified Receivables Transaction”).

“Permitted Payment Restriction” means, with respect to any Subsidiary, any restriction that (i) becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material event of default, in each case on Indebtedness that was incurred by such Subsidiary in compliance with Section 3.3 and (ii) does not materially impair the Issuer’s ability to make scheduled payments of cash interest and fees and to make required principal payments on the Notes, as determined in good faith by the Board of Directors.

“Permitted Payments to Parent” means

(1) payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer (including C.P. Atlas Holdings, Inc.) to be used by Holdings (or any other direct or indirect parent company of the Issuer) to pay (x) consolidated, combined or similar Federal, state and local taxes payable by Holdings (or such parent company) and directly attributable to (or arising as a result of) the operations of the Issuer and its Subsidiaries and (y) franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence; provided that:

(a) the amount of such dividends, distributions or advances paid shall not exceed the amount (x) that would be due with respect to a consolidated, combined or similar federal, state or local tax return for the Issuer and its Subsidiaries if the Issuer were the parent of such group for federal, state and local tax purposes plus (y) the actual amount of such franchise or similar taxes and fees of Holdings (or such parent company) required to maintain Holdings’ (or such parent company’s) corporate or other existence, each as applicable; and

(b) such payments are used by Holdings (or such parent company) for such purposes within 90 days of the receipt of such payments;

(2) payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay general corporate and overhead expenses (including salaries and other compensation of employees) incurred in the ordinary course of its business or of the business of Holdings or such other parent company of the Issuer as a direct or indirect holding company for the Issuer or used to pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing, in each case, only to the extent directly attributable to the operations of Holdings, the Issuer and its Restricted Subsidiaries; and

(3) so long as no Default exists at the time of such payment or would result therefrom, payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Issuer if the proceeds thereof are used to pay amounts payable to the Permitted Holders to the extent permitted by Section 3.8(b)(xiii), solely to the extent such amounts are not paid directly by the Issuer or any of its Subsidiaries; provided that any accelerated payment of periodic management fees under the Sponsor Management Agreement (other than upon termination thereof upon an initial public offering of common stock, or change of control, of the Issuer or any direct or indirect parent company of the Issuer) shall constitute a Restricted Payment (whether or not such payment is made by the Issuer directly or through a dividend or distribution to Holdings) not permitted by this clause (3) and shall be permitted only if the Issuer would be permitted to make a Restricted Payment under another exception under Section 3.4.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(2) either (a) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(4) such Indebtedness is incurred

(a) by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(b) by the Issuer or any Subsidiary Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is the Issuer or a Subsidiary Guarantor; or

(c) by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary; and

(5) such Indebtedness is only secured if and to the extent and with the priority the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is secured.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“principal” of a Note means the principal of such Note, plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Priority Payment Lien Obligations” means (i) Obligations secured by Liens permitted by clause (25) of the definition of “Permitted Liens” and (ii) to the extent secured equally and ratably with the Obligations referred to in the foregoing clause (i), Obligations secured by Liens permitted by clause (18) or clause (21) of the definition of “Permitted Liens.”

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Pro Forma Basis” means, with respect to any calculation for any Measurement Period:

(1) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during such Measurement Period or subsequent to the Measurement Period and on or prior to the date for which the calculation is being made (the “Calculation Date”) will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the Measurement Period;

(2) for purposes of the Fixed Charge Coverage Ratio, the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire Measurement Period (taking into account any Hedging Obligation applicable to such Indebtedness).

The calculations above shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall take into account any Hedging Obligations of the Issuer and its Restricted Subsidiaries. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that were directly attributable to an acquisition, merger, consolidation or disposition that (i) occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date hereof, (ii) were actually implemented within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of clauses (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an Officers’ Certificate delivered to the Trustee from the chief financial officer of the Issuer that outlines the actions taken or to be taken, the net cost savings achieved or to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Purchase Money Indebtedness” means Indebtedness, including Capital Lease Obligations, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of assets used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) cash or Cash Equivalents;

(2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Subsidiary Guarantor or a Qualified Restricted Subsidiary or such Person is merged or consolidated into the Issuer or a Subsidiary Guarantor or a Qualified Restricted Subsidiary;

provided that (i) for purposes of Section 3.4(a)(iii), Qualified Proceeds shall not include Excluded Contributions and (ii) the amount of Qualified Proceeds shall be reduced by the amount of payments made in respect of the applicable transaction which are permitted under Section 3.8(b)(xiii)(i).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest, to:

(1) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries, which transfer may be effected through the Issuer or one or more of its Subsidiaries); and

(2) if applicable, any other Person (in the case of a transfer by a Receivables Subsidiary),

in each case, in any accounts receivable (including health care insurance receivables), instruments, chattel paper, general intangibles and similar assets (whether now existing or arising in the future, the “Receivables”) of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts, contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and any other assets, which are customarily transferred or in respect of which security interests are customarily granted in connection with receivables financings and asset securitization transactions of such type, together with any related transactions customarily entered into in receivables financings and asset securitizations, including servicing arrangements. All determinations under this Indenture as to whether a particular provision in respect of a receivables transaction is customary shall be made by the Issuer in good faith (which determination shall be conclusive).

“Qualified Restricted Subsidiary” means a majority-owned Restricted Subsidiary or a Wholly Owned Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual encumbrances or restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to (a) pay dividends or make any other distributions on its equity interest to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer or a Restricted Subsidiary or (b) make any loans or advances to the Issuer or a Restricted Subsidiary; (2) the Equity Interests of such Restricted Subsidiary are owned by the Issuer and/or one or more of its Qualified Restricted Subsidiaries (without giving effect to the proviso in this definition) and, if it is not a Wholly Owned Restricted Subsidiary, one or more of (A) Strategic Investors, (B) directors of such Restricted Subsidiary (only to the extent holding directors’ qualifying shares) and (C) any other Person to the extent ownership by such other Person is required as a result of changes in law occurring after the Issue Date; and (3) the primary business of such Restricted Subsidiary is a Permitted Business; provided that, so long as the laws or regulations of the State of New York require that membership interests in limited liability companies that own dialysis clinics in the State of New York be owned by individuals, a Restricted Subsidiary that operates one or more clinics located only in the State of New York shall be deemed a Qualified Restricted Subsidiary if (i) the requirements of clause (1) and (3) of this definition are satisfied, (ii) a majority of its Equity Interests are owned by an officer of the Issuer who is party to a written contract with the Issuer or a Subsidiary Guarantor pursuant to which the Issuer or such Subsidiary Guarantor shall have the right to repurchase all of such Equity Interests owned by such officer for a nominal amount, (iii) the Issuer or a Subsidiary Guarantor receives dividends and distributions from such Restricted Subsidiary as if it owned all of the Equity Interests owned by such officer and (iv) such officer pledges such Equity Interests as part of the Collateral to the extent such Equity Interests would have been pledged if they were owned by the Issuer or a Guarantor.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and in businesses related or ancillary thereto and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (A) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(1) is guaranteed by the Issuer or any Subsidiary of the Issuer (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(2) is recourse to or obligates the Issuer or any Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings; or

(3) subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of Qualified Receivables Transaction), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; and

(B) with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than as may be customary in a Qualified Receivables Transaction including for fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction. Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means May 1 and November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated the Issue Date by and among the Issuer, the Guarantors, Banc of America Securities LLC, Barclays Capital and Wells Fargo Securities, LLC, as amended, supplemented or otherwise modified from time to time and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or Permanent Regulation S Global Note, as applicable.

“Replacement Preferred Stock” means any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to redeem, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Restricted Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged and (iii) does not require redemption, repurchase or discharge at any time prior to the date on which the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged is required to be redeemed, repurchased or discharged.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, references to Restricted Subsidiaries shall refer to Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the security agreement by and between the Issuer and the Collateral Agent, dated as of the Issue Date, as amended, supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, each mortgage and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.

“Sponsor” means Centerbridge Capital Partners, L.P.

“Sponsor Management Agreement” means the Management Agreement between the Issuer and the Sponsor dated as of the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Qualified Receivables Transaction including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are, directly or indirectly, actively involved in the day-to-day operations of providing dialysis-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of dialysis clinics purchased by the Issuer, any of its Restricted Subsidiaries, and consulting firms that receive common stock solely as consideration for consulting services performed.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Issuer.

“Subsidiary Guarantors” means the Restricted Subsidiaries of the Issuer that have executed and delivered a Guarantee of the Notes and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A hereof bearing the Global Note Legend, the Private Placement Legend, and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(e).

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date, except as provided in Section 9.6 hereof.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP.

“Transactions” means the transactions contemplated by the Merger Agreement and the other related transactions described in the Offering Memorandum.

“Treasury Management Obligations” means obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Rate” means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to May 15, 2013; provided, however, that if the period from such Make-Whole Redemption Date to May 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to May 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Wilmington Trust FSB until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) such designation complies with Section 3.4;

(2) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, incur any Indebtedness other than Non-Recourse Debt;

(3) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those permitted under Section 3.8;

(4) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described pursuant to Section 3.3 hereof, whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section

“actual knowledge”	7.2(g)
“Additional Notes”	2.2
“Affiliate Transaction”	3.8(a)
“Agent Member”	2.1(c)
“Asset Sale Offer”	3.7
“Bankruptcy Law”	6.1
“Change of Control Offer”	3.9
“Change of Control Payment”	3.9
“Change of Control Payment Date”	3.9
“Covenant Defeasance”	8.1(b)
“Custodian”	6.1
“Defaulted Interest”	2.12
“DTC”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.7(c)
“Exchange Offer Filing Date”	3.2(a)
“Guarantor Obligations”	10.1
“incur”	3.3(a)
“Intercompany Loan Refinancing”	3.3(b)(xvi)
“Intercompany Loan Refinancing Offer”	3.20(a)(ii)
“Make-Whole Redemption Date”	5.1(d)
“Legal Defeasance”	8.1(b)

Term	Defined in Section

“Offer Amount”	5.8
“Offer Period”	5.8
“Pari Passu Debt”	3.7(d)(ii)
“Paying Agent”	2.3
“Payment Default”	6.1(a)(v)(1)
“Permitted Debt”	3.3(b)
“Permitted Parties”	3.2(a)
“Proceeds Amount”	3.20(a)
“Purchase Date”	5.8
“Redemption Date”	5.4
“Registrar”	2.3
“Required Information”	3.2(a)
“Restricted Payments”	3.4(a)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor”	4.1(a)(i)
“Successor Holdings”	4.1(c)(i)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j) any requirement to pay interest on the Notes shall include all Additional Interest required pursuant to the Registration Rights Agreement or Section 6.1.

SECTION 1.4. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part hereof.

The following TIA term used in this Indenture has the following meanings:

“obligor” on the Notes means each of the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them.

ARTICLE II

The Notes

SECTION 2.1. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuer, and required by law, stock exchange rule, agreements to which the Issuer is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE

DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(d) Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear an Original Issue Discount Legend in substantially the following form on the face thereof:

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS DEBT INSTRUMENT BEARS ORIGINAL ISSUE DISCOUNT. INFORMATION INCLUDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND THE YIELD TO MATURITY WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT AMERICAN RENAL HOLDINGS INC., 66 CHERRY HILL DRIVE, BEVERLY, MA 01915-1072, FACSIMILE: (978) 232-4060.

(e) The Temporary Regulation S Global Note shall bear a legend in substantially the following form:

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY ONLY BE SOLD, PLEDGED OR TRANSFERRED (I) TO THE ISSUERS, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOTIFY ANY PURCHASER OF THIS NOTE OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL NOTE ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE NOTES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE REGULATION S GLOBAL NOTE FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE REGULATION S GLOBAL NOTE IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL NOTE MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE REGULATION S GLOBAL NOTE, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE

40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee in accordance with applicable procedures of DTC.

SECTION 2.2. Form of Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $250,000,000, (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) subject to compliance with Sections 3.3 and 3.5, one or more series of Notes (“Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount (and if issued with a Private Placement Legend, the same principal amount of Exchange Notes in exchange therefor upon consummation of an Exchange Offer for such Additional Notes), in each case upon written order of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.3 and 3.5, together with an enforceability opinion that contains customary exceptions. In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes, Exchange Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

SECTION 2.3. Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Issuer shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Issuer may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.11.

The Issuer initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.5. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, only (i) if the Issuer delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary after the date of such notice from the Depositary, (ii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iii) if the Issuer notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes. In any such case, the Issuer shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6. However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (i) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.6(i) below, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes (or delivered in accordance with Applicable

Procedures). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(m) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; and

(D) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(B), (d)(ii)(D) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Issuer so requests, a certification and/or Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

(g) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A) such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D) the Registrar receives the following:

(y) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(h) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(i) Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that make the certifications in the applicable Letters of Transmittal required by Section 2(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer and (ii) subject to Section 2.6(a) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amounts.

(j) Temporary Regulation S Global Note.

(1) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Temporary Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(2) During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (i) to the Issuer, (ii) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(3) The Restricted Period shall be terminated upon the receipt by the Trustee of:

(A) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of each Temporary Regulation S Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(j) hereof); and

(B) an Officer’s Certificate and Opinion of Counsel from the Issuer.

(4) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note shall be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to DTC of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Trustee shall cancel the corresponding Temporary Regulation S Global Note. The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(5) Notwithstanding anything to the contrary in this Sections 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(k) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(l) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(m) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(n) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9 and 5.7).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by two Officers of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Issuer (with respect to the Issuer) to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuer.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer holds the Note.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be owned by the Issuer, any Subsidiary of the Issuer, or any Affiliate of the Issuer shall be considered as not outstanding. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer, any Subsidiary of the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer until legal title to such Notes passes to the Issuer, such Subsidiary or such Affiliate, as the case may be. Upon request of the Trustee, the Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall upon written order of the Issuer signed by two Officers of the Issuer authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of the written order of the Issuer signed by two Officers of the Issuer, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), and upon the written request of the Issuer, the Trustee shall deliver copies of such canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date, and in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Notwithstanding the foregoing, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the Interest Payment Date shall be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest shall be paid on the immediately preceding Business Day). If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest shall be payable as a result of such delay in payment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14. Record Date. The Record Date for purposes of determining the identity of Holders of the Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

ARTICLE III

Covenants

SECTION 3.1. Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Reports.

(a) Prior to the Exchange Offer Filing Date. Prior to the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement (the “Exchange Offer Filing Date”): (1) Whether or not required by the SEC, the Issuer shall furnish to the Trustee and to Cede & Co., the nominee of DTC, and the holders of Notes:

(i) within 90 days after the end of each fiscal year, substantially all annual financial information that would be required to be contained in a filing with the SEC on Form 10-K if the Issuer were required to file this Form (but only to the extent similar information is included in the Offering Memorandum and the financial statements included herein) and shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Issuer’s certified independent accountants;

(ii) within 45 days after the end of each of the three fiscal quarters of each fiscal year (other than for the fiscal quarter ended March 31, 2010, which may be delivered no later than June 15, 2010), substantially all interim quarterly financial information that would be required to be contained in a filing with the SEC on Form 10-Q if the Issuer were required to file this Form (but only to the extent similar information is included in the Offering Memorandum and the financial statements included herein) and shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(iii) within 5 business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K if the Issuer were required to file this Form, current reports containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K pursuant to Sections 1, 2 and 4 and Items 3.03 (with respect to the Notes), 5.01, 5.02 and 5.03 (other than compensation information) of Form 8-K if the Issuer had been a reporting company under the Exchange Act; provided, however, that no such current report shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to holders of the Notes or the business, assets, operations or financial positions of the Issuer and its Restricted Subsidiaries, taken as a whole.

(2) Notwithstanding Section 3.02(a)(1), in no event: (A) shall the Issuer be required to comply with Section 302, 404 or 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 301 (with respect to any period prior to January 1, 2007) or 302 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), in each case, as in effect on the date of this Indenture, or (B) shall any reports be required to contain the separate financial information for Guarantors, Subsidiaries whose securities are pledged to secure the Notes or acquired businesses as contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC.

(3) The Issuer shall either (A) maintain a website (which may be non-public, but shall not restrict the recipients of such information from trading in securities) to which holders of Notes, prospective investors, securities analysts and market makers that, prior to the Exchange Offer Filing Date, certify that they are qualified institutional buyers (collectively, “Permitted Parties”) are given access and to which the information required by the preceding paragraphs (the “Required Information”) is posted; or (B) distribute via electronic mail the Required Information to beneficial owners of the Notes and prospective investors that certify that they are Permitted Parties who request to receive such distributions.

(b) From and After the Exchange Offer Filing Date. From and after the Exchange Offer Filing Date: (1) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer shall furnish to the Trustee and to Cede & Co., the nominee of DTC, and the holders of Notes, within the time periods that are applicable to the Issuer (or, if not applicable, would be if the Issuer were required to file such reports under Section 13(a) or 15(d) of the Exchange Act as a non-accelerated filer):

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the Issuer’s consolidated financial condition and results of operation and, with respect to the annual information only, a report thereon by the Issuer’s independent registered public accountants but not any assessment, attestation or audit of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act or rules and regulations promulgated thereunder; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

(2) The Issuer shall file a copy of all of the information and reports referred to in clauses (i) and (ii) of Section 3.2(b) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a company required to file reports under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Issuer agrees that it shall not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

(3) Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (A) by the filing with the SEC of the Exchange Offer Registration Statement or Shelf Registration Statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above, or (B) by posting reports that would be required to be filed substantially in the form required by the SEC (subject to the limitations set forth above) on the Issuer’s website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, to the extent filed within the times specified above.

(c) Before and After the Exchange Offer Filing Date. For so long as any Notes are outstanding, (1) The Issuer shall:

(i) beginning with the fiscal quarter ended September 30, 2010, within 15 business days after filing with the Trustee or filing with the SEC the annual and quarterly information required pursuant to the above, hold a conference call for Permitted Parties to discuss such reports and the results of operations for the relevant reporting period; and

(ii) issue a press release to any U.S. nationally recognized wire service or employ other means commercially reasonably expected to reach Permitted Parties no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (i) above, announcing the time and date of such conference call and either including all information necessary to access the call or directing Permitted Parties to contact the appropriate person at the Issuer to obtain such information;

provided that, after an initial public offering of common stock of the Issuer or any direct or indirect parent company of the Issuer, no separate press release or conference call shall be required to comply with the foregoing if the Issuer or any direct or indirect parent company of the Issuer conducts customary earnings conference calls and issues press releases in connection therewith.

(2) The Issuer shall furnish to any beneficial owner of Notes or to any prospective purchaser of Notes in connection with any sale thereof, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Issuer shall also comply with the provisions of Section 314(a) of the TIA.

SECTION 3.3. Limitation on Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio would be at least 2.00 to 1.00.

(b) The provisions of Section 3.3(a) shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer and/or any Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the greater of (a) $25.0 million and (b) an amount equal to 50% of Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of any incurrence under this clause (i), less the aggregate amount of all Net Proceeds of Asset Sales of the Issuer or any Restricted Subsidiary applied since the Issue Date to repay any Indebtedness under a Credit Facility pursuant to Section 3.7, less the aggregate amount of term loans prepaid or revolving commitments reduced pursuant to Section 3.20;

(ii) the incurrence by the Issuer and the Subsidiary Guarantors of the Existing Indebtedness outstanding on the Issue Date;

(iii) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes to be issued on the Issue Date, the Guarantees of all of the Notes and the Exchange Notes, and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

(iv) (1) Acquired Debt or Disqualified Stock or preferred stock of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or that consolidates or merges with or into a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that (i) such Acquired Debt, Disqualified Stock or preferred stock existed prior to such acquisition, consolidation or merger and was not incurred or issued in connection therewith, or in contemplation thereof; and (ii) after giving effect thereto, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness under Section 3.3(a); or

(2) Acquired Debt or Disqualified Stock or preferred stock of any Person that consolidates or merges into the Issuer or any Guarantor in accordance with the terms of this Indenture; provided, however, that (i) such Acquired Debt, Disqualified Stock or preferred stock existed prior to such consolidation or merger and was not incurred or issued in connection therewith, or in contemplation thereof; and (ii) after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to the incurrence of such Acquired Debt, Disqualified Stock or preferred stock;

(v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred under Section 3.3(a) and clauses (ii) and (iii) of this Section 3.3(b) and this clause (v);

(vi) the incurrence by the Issuer, any Subsidiary Guarantor, any Qualified Restricted Subsidiary or any Restricted Subsidiary that meets the requirements of clauses (1), (2) and (3) of the definition of “Qualified Restricted Subsidiary” of Indebtedness owing to the Issuer, any Subsidiary Guarantor and any Qualified Restricted Subsidiary; provided, however, that:

(1) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer or the Guarantee, in the case of a Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and

(2) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to a Person other than the Issuer, a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer, a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer, shall be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (vi);

(vii) the issuance by any Subsidiary Guarantor or any Qualified Restricted Subsidiary to the Issuer, any Subsidiary Guarantor or to any Qualified Restricted Subsidiary of shares of preferred stock; provided, however, that:

(1) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer, a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer, and

(2) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer, a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer,

shall be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (vii);

(viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of limiting interest rate, currency or commodity risk;

(ix) the guarantee:

(1) by the Issuer or any Subsidiary Guarantor of Indebtedness of the Issuer or a Guarantor that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(2) (i) by any Non-Guarantor Subsidiary that is a Qualified Restricted Subsidiary of Indebtedness of a Non-Guarantor Subsidiary that is a Qualified Restricted Subsidiary and (ii) by any Non-Guarantor Subsidiary that is not a Qualified Restricted Subsidiary of Indebtedness of a Non-Guarantor Subsidiary that is not a Qualified Restricted Subsidiary; and

(3) by the Issuer or any Subsidiary Guarantor of Indebtedness of any Qualified Restricted Subsidiary incurred pursuant to clause (xv) or (xvi) of this Section 3.3(b) (up to the indirect or indirect proportionate ownership interest in such Qualified Restricted Subsidiary by the Issuer);

(x) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business;

(xi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five business days;

(xii) the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Issuer or any Restricted Subsidiary;

(xiii) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xiv) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(xv) the incurrence of Indebtedness or Disqualified Stock by Qualified Restricted Subsidiaries, in an aggregate amount not to exceed (net of unrestricted cash and Cash Equivalents held by any Qualified Restricted Subsidiary not included in the calculation under clause (xvi) of this Section 3.3(b), up to the amount of Indebtedness of such Qualified Restricted Subsidiary under this clause (xv)) at any time outstanding, the greater of (x) $25.0 million and (y) an amount equal to 50% of Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of any incurrence under this clause (xv);

(xvi) if the Consolidated Leverage Ratio of the Issuer and its Restricted Subsidiaries would not be greater than 4.50 to 1.00, (a) the incurrence of Permitted Refinancing Indebtedness or Replacement Preferred Stock by Qualified Restricted Subsidiaries incurred to refinance Indebtedness owed, or Disqualified Stock issued, to the Issuer or a Subsidiary Guarantor in accordance with clause (vi) of this Section 3.3(b), or (b) the sale to any Person that is not Holdings or any of its Subsidiaries of any Indebtedness owed, or Disqualified Stock issued, by a Qualified Restricted Subsidiary to the Issuer or a Subsidiary Guarantor in accordance with clause (vi) of this Section 3.3(b)

(either clause (a) or (b), an “Intercompany Loan Refinancing”), in an aggregate principal amount under this clause (xvi) not to exceed (net of unrestricted cash and Cash Equivalents held by any Qualified Restricted Subsidiary not included in the calculation under clause (xv) of this Section 3.3(b), up to the amount of Indebtedness of such Qualified Restricted Subsidiary under this clause (xvi)) at any time outstanding, the greater of (x) $25.0 million and (y) an amount equal to 50% of Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently ended of four full fiscal quarters for which internal financial statements are available immediately preceding the date of any incurrence under this clause (xvi);

(xvii) Indebtedness of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten business days or less;

(xviii) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and refinancings thereof, in an aggregate amount not to exceed at any time outstanding $15.0 million;

(xix) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness and all Replacement Preferred Stock incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (xix), not to exceed $15.0 million;

(xx) Indebtedness in respect of promissory notes issued to Strategic Investors in connection with repurchases of Equity Interests permitted by Section 3.4(b)(vii);

(xxi) Indebtedness owed by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, employees or consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in Section 3.4(b)(viii);

(xxii) Indebtedness representing deferred compensation to employees of the Issuer and the Restricted Subsidiaries incurred in the ordinary course of business;

(xxiii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(xxv) Indebtedness of the Issuer or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are substantially concurrent with the incurrence thereof deposited and used to defease the Notes as provided for under Section 8.1;

(xxvi) incurrence by the Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;

(xxvii) Indebtedness in respect of bid, performance or surety bonds or obligations of a similar nature issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(xxviii) Indebtedness in the form of earn-outs, contingent payments, seller notes, indemnification, incentive, non-compete, consulting or similar arrangements in connection with Permitted Investments or in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (xxviii) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (xxviii) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition; or

(xxix) Standard Securitization Undertakings incurred in a Qualified Receivables Transaction permitted under this Indenture.

(c) For purposes of determining compliance with this Section 3.3, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in paragraphs (a) or (b) of this Section 3.3, the Issuer shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant except that Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred in reliance on the exception provided by Section 3.3(b)(i). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).

(d) The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(1) the Fair Market Value of such assets at the date of determination; and

(2) the amount of the Indebtedness of the other Person.

SECTION 3.4. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, Holdings or any other direct or indirect parent of the Issuer;

(iii) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the Measurement Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clauses (i) and (xiv) of Section 3.4(b), but excluding all other clauses of Section 3.4(b)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate Qualified Proceeds received by the Issuer since the Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale (other than to a Subsidiary of the Issuer) of Equity Interests of the Issuer (other than Disqualified Stock and Excluded Contributions) or from the issue or sale (other than to a Subsidiary of the Issuer) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer (other than Disqualified Stock); plus

(c) an amount equal to the net reduction in Investments by the Issuer and its Restricted Subsidiaries resulting from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Restricted Investment that was made after the Issue Date and (B) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (xv) or (xviii) of Section 3.4(b) and such amounts received have been applied to increase availability under either such clause); plus

(d) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of (A) the Fair Market Value of the Issuer’s interest in such Subsidiary immediately prior to such redesignation and (B) the aggregate amount of the Issuer’s Investments in such Subsidiary that was previously treated as a Restricted Payment (other than, in each case, to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (xv) or (xviii) of Section 3.4(b) and such amounts received have been applied to increase availability under either such clause); plus

(e) in the event the Issuer and/or any Restricted Subsidiary of the Issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment (other than to the extent such Investment was made by the Issuer or any Restricted Subsidiary of the Issuer pursuant to clause (xv) or (xviii) of Section 3.4(b) and such amounts received have been applied to increase availability under either such clause).

(b) The provisions of Section 3.4(a) shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 3.4(a)(3)(b);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 3.4(a)(3)(b);

(iv) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer which Disqualified Stock was issued after the Issue Date in accordance with the provisions of Section 3.3;

(v) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to Section 3.3;

(vi) the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests, including payments to non-Affiliates on a pro rata basis;

(vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such repurchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests (a) pursuant to any repurchase obligation to such Strategic Investor or (b) if no Default exists or would result therefrom;

(viii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Issuer or a Restricted Subsidiary to Holdings or any other direct or indirect parent holding company of the Issuer utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or such other direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries or Holdings or such other parent holding company, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan or other agreement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years but in no event shall the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests exceed $10.0 million in any year); provided further that such amount in any fiscal year may be further increased by an amount not to exceed:

(1) the net cash proceeds from the sale of Equity Interests of the Issuer (other than Disqualified Stock) and, to the extent contributed to the Issuer as equity capital (other than Disqualified Stock), Equity Interests of Holdings or any other direct or indirect parent company of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries, Holdings or any other direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to Section 3.4(a)(3)(b) (and, to the extent utilized pursuant to this clause (viii), such amount shall be excluded from Section 3.4(a)(3)(b)), and excluding Excluded Contributions, plus

(2) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less

(3) the amount of any Restricted Payments previously made pursuant to clauses (1) and (2) of this clause (viii);

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(ix) the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants;

(x) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

(xi) after the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to Section 3.9 (including the purchase of the Notes tendered), any purchase or redemption of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;

(xii) cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any preferred stock or convertible debt securities of the Issuer or any of its Restricted Subsidiaries;

(xiii) Permitted Payments to Parent;

(xiv) the payment:

(1) by the Issuer or any Restricted Subsidiary to Holdings or any other direct or indirect parent of the Issuer, which payment is used by the Person receiving such payment, following the first initial public offering of common Equity Interests by such Person, to pay dividends of up to 6% per annum of the net proceeds received by such Person in such public offering (or any subsequent public offering of common Equity Interests of such Person) that are contributed to the Issuer as equity capital (other than Disqualified Stock), or

(2) by the Issuer, following the first initial public offering of common Equity Interests by the Issuer, to pay dividends of up to 6% per annum of the net proceeds received by or contributed to the Issuer in such public offering (or any subsequent public offering of common Equity Interests by the Issuer)

(excluding, in the case of both clause (1) and clause (2), public offerings of common Equity Interests registered on Form S-8 and any other public sale to the extent the proceeds thereof are Excluded Contributions);

(xv) Investments that are made with Excluded Contributions;

(xvi) payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Transactions as described in the Offering Memorandum under the caption “Certain Relationships and Related Transactions” or dividends to any direct or indirect parent of the Issuer to fund such payments;

(xvii) all payments to be made under the Merger Agreement and all other payments made or to be made in connection with the Transactions (including payments made to C.P. Atlas Holdings, Inc. to permit it to make such payments) as set forth in the Offering Memorandum, including payments to stockholders, and holders of options and warrants for common stock, of the merger consideration (or, in the case of options and warrants, the merger consideration less the exercise price thereof), and all payments made to former stockholders of the Issuer who have validly exercised appraisal rights, in connection with the Transactions;

(xviii) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xviii) not to exceed the greater of (a) $15.0 million and (b) 3.0% of Total Assets at the time made; and

(xix) purchases of receivables pursuant to a Receivables Repurchase Obligation and distributions or payments of Receivables Fees and any other payments, in each case, in connection with a Qualified Receivables Transaction;

provided that in the case of clause (iv), (x), (xi), (xiv) or (xviii) of this Section 3.4(b) no Default shall exist or result therefrom.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall, if the Fair Market Value thereof exceeds $15.0 million, be determined by the Board of Directors of the Issuer, whose resolution with respect thereto shall be delivered to the Trustee.

For purposes of determining compliance with the provisions set forth in this Section 3.4, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in Section 3.4(b), the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

SECTION 3.5. Limitation on Liens. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Issuer shall not, and shall not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, other than Permitted Liens.

SECTION 3.6. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 3.6(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date;

(ii) this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement;

(iii) applicable law, rule, regulation or order, including any requirement of any governmental healthcare programs;

(iv) any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

(vi) customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in Section 3.6(a)(iii);

(vii) any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(viii) any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive (as determined in good faith by the Issuer), taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred pursuant to Section 3.5 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xi) customary provisions imposed on the transfer of copyrighted or patented materials;

(xii) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(xiii) contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or any Restricted Subsidiary of the Issuer;

(xiv) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;

(xv) any instrument or agreement governing Indebtedness or preferred stock of any Restricted Subsidiary that is incurred or issued subsequent to the Issue Date and not in violation of Section 3.4; provided that the Issuer’s Board of Directors determines in good faith that restrictions are not reasonably likely to have a materially adverse effect on the Issuer’s and/or Guarantors’ ability to make principal and interest payments on the Notes;

(xvi) customary provisions in joint venture and other similar agreements, including agreements related to the ownership and operation of dialysis clinics, relating solely to such joint venture or facilities or the Persons who own Equity Interests therein;

(xvii) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (i), (ii), (iv) and (xv) of this Section 3.6(b); provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, (as determined by the Issuer in good faith) than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (i), (ii), (iv) and (xv) of this Section 3.6(b), as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xviii) customary provisions in connection with a Qualified Receivables Transaction; and

(xix) restrictions in Management Agreements that require the payment of management fees to the Issuer or one of its Restricted Subsidiaries prior to payment of dividends or distributions.

For purposes of determining compliance with this Section 3.6, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7. Limitation on Sales of Assets.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) if such Asset Sale involves the disposition of Collateral, the Issuer or such Restricted Subsidiary has complied with the provisions of this Indenture and the Security Documents; and

(iii) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this Section 3.7(a)(iii), each of the following shall be deemed to be cash:

(1) Cash Equivalents;

(2) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(3) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

(4)(i) any Designated Noncash Consideration received by the Issuer or a Restricted Subsidiary; provided, however, that (x) any such Designated Noncash Consideration that is converted into Cash Equivalents shall be treated as Net Proceeds in the manner set forth below and (y) in the event such Designated Noncash Consideration is an Investment, such Designated Noncash Consideration shall reduce amounts available under clause (16) of the definition of “Permitted Investments,” as determined by the Issuer, and (ii) any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this subclause (ii) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed the greater of $15.0 million and 3% of Total Assets at the time of receipt since the Issue Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(5) any Capital Stock, Investments or assets permitted by clause (ii) or (iv) of Section 3.7(b).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(i) to repay or prepay any (x) Priority Payment Lien Obligations; provided that if the Priority Payment Lien Obligation is revolving credit Indebtedness, the Issuer shall effect a corresponding reduction of commitments with respect thereto or (y) Indebtedness secured by a Permitted Lien on the assets sold whose prepayment is required by its terms upon such Asset Sale;

(ii) to (x) acquire Capital Stock of a Person primarily engaged in a Permitted Business, if, after giving effect thereto, such Person is or becomes a Subsidiary Guarantor or a Qualified Restricted Subsidiary of the Issuer or (y) make Investments pursuant to clause (16) of the definition of “Permitted Investments”;

(iii) to make capital expenditures; or

(iv) to acquire assets (other than Indebtedness and Capital Stock) to be used by the Issuer or the applicable Restricted Subsidiary in a Permitted Business;

provided that (a) the requirements of clauses (ii) through (iv) of this Section 3.7(b) shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (ii) through (iv) of this Section 3.7(b) is entered into by the Issuer or the applicable Restricted Subsidiary within 365 days after the receipt of such Net Proceeds with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment in accordance with such agreement within 180 days of such commitment and if such Net Proceeds are not so applied within such 180-day period, then such Net Proceeds shall constitute Excess Proceeds (as defined below), and (b) the requirement of clause (ii)(x) of this Section 3.7(b) shall be deemed to be satisfied with respect to any Net Proceeds from the sale or issuance of Equity Interests of a Qualified Restricted Subsidiary to the extent an amount equal to such Net Proceeds was used as described in clause (ii)(x) of this Section 3.7(b) within 365 days prior to the receipt of such Net Proceeds. In addition, to the extent that the assets that were the subject of the Asset Sale constituted Collateral, the assets acquired with the proceeds pursuant to any of clauses (ii) through (iv) of this Section 3.7(b) or acquired as consideration for such Assets Sale shall constitute Collateral.

(c) Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten business days thereof, the Issuer shall make an offer (“Asset Sale Offer”) to:

(i) in the case of Net Proceeds from Collateral, all holders of First Lien Obligations, and

(ii) in the case of any other Net Proceeds, all holders of First Lien Obligations and all holders of other Indebtedness that ranks pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”).

(e) The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of First Lien Obligations (in the case of Net Proceeds from Collateral) or First Lien Obligations and Pari Passu Debt (in the case of any other Net Proceeds) tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the representative(s) for the holders of other First Lien Obligations and/or, if applicable, Pari Passu Debt shall select such other First Lien Obligations or Pari Passu Debt to be purchased and prepaid, on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 3.8. Limitation on Affiliate Transactions.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $2.5 million (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) the Issuer delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Issuer, together with a certified copy of the resolutions of the Board of Directors of the Issuer approving such Affiliate Transaction or Affiliate Transactions; and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 3.8(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable directors’ fees;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(vi) Permitted Investments or Restricted Payments that do not violate the provisions of Section 3.4;

(vii) payment of fees and the reimbursement of other expenses to the Permitted Holders in connection with the Transactions as described in the Offering Memorandum under the caption “Certain Relationships and Related Transactions”;

(viii) loans (or cancellation of loans) or advances to employees in the ordinary course of business;

(ix) transactions with joint ventures, Unrestricted Subsidiaries, customers, suppliers, contractors, joint venture partners (including, without limitation, physicians) or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture, and which are fair to the Issuer or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors, chief executive officer or chief financial officer of the Issuer or its Restricted Subsidiaries, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the existence of, or the performance by the Issuer or any Restricted Subsidiary of their obligations, if any, or obligations of Holdings under the terms of, any subscription, registration rights or stockholders agreement, partnership agreement or limited liability company agreement or similar agreement to which Holdings, the Issuer or any Restricted Subsidiary is a party as of the Issue Date and any similar agreements which the Issuer, any Restricted Subsidiary, Holdings or any other direct or indirect parent company of the Issuer may enter into thereafter; provided, however, that the entering into by the Issuer or any Restricted Subsidiary or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause to the extent that the terms of any such amendment or new agreement, taken as a whole, are not materially disadvantageous to the holders of the Notes, as determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer;

(xi) the Transactions, including all payments made or to be made in connection with the Transactions as described in the Offering Memorandum;

(xii) the entering into of any tax sharing agreement or arrangement and any Permitted Payments to Parent;

(xiii) (i) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor and/or any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the disinterested members of the Board of Directors of the Issuer in good faith in an aggregate amount for all such fees for any transaction not to exceed 2.00% of the aggregate value of such transaction and (ii) fees payable pursuant to the Sponsor Management Agreement as in effect on the Issue Date or as amended in a manner not adverse in any material respect to the holders of Notes;

(xiv) the issuance of Equity Interests (other than Disqualified Stock) in the Issuer or any Restricted Subsidiary for compensation purposes in the ordinary course of business;

(xv) any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(xvi) intellectual property licenses in the ordinary course of business;

(xvii) Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date as described in the Offering Memorandum, including any amendment thereto (so long as such amendment is not adverse to the holders of the Notes in any material respect);

(xviii) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith; and

(xix) customary transactions pursuant to a Qualified Receivables Transactions.

SECTION 3.9. Change of Control.

(a) If a Change of Control occurs, each holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Section 3.9.

(b) In the Change of Control Offer, the Issuer shall offer a change of control payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes purchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); and

(4) the instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(d) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(f) On the Change of Control Payment Date, all Notes purchased by the Issuer under this Section 3.9 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Issuer will issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the holder upon cancellation of the original Note.

(g) The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(h) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, the Issuer shall not be required to make a Change of Control Offer or purchase the Notes as described under this Section 3.9 to the extent that the Issuer has mailed a notice to exercise its right to redeem all Notes pursuant to Article V at any time prior to the time by which consummation of a Change of Control Offer is required, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(i) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.9, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

SECTION 3.10. Maintenance of Properties; Insurance.

(a) The Issuer shall cause all properties owned by the Issuer or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Issuer from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of its business or the business of any Restricted Subsidiary.

(b) The Issuer and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to its properties (including the Collateral) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance. The Collateral Agent shall be named as an additional insured on all liability insurance policies of the Issuer and their Restricted Subsidiaries and the Trustee will be named as loss payee and mortgagee (if applicable) on all property and casualty insurance policies of each such Person.

SECTION 3.11. Additional Guarantors. If, after the Issue Date, (a) the Issuer shall, directly or indirectly, create a Subsidiary (other than an Excluded Subsidiary), (b) any Person shall become a Subsidiary of the Issuer that is not an Excluded Subsidiary (including by way of acquisition of Equity Interests of such Person by the Issuer or a Restricted Subsidiary of the Issuer or redesignation of any Unrestricted

Subsidiary as a Restricted Subsidiary) or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, and, in the case of clauses (a) and (b), within 30 days of the creation of such Subsidiary or such Person becoming a Subsidiary that is not an Excluded Subsidiary, the Issuer shall cause such Restricted Subsidiary to:

(i) execute and deliver to the Trustee a Guarantee Agreement and any joinders to the Security Documents and/or additional Security Documents and effect all filings and other actions, in each case, necessary to grant valid and perfected security interests in the Collateral of such Restricted Subsidiary to secure the First Lien Obligations,

(ii) deliver an Opinion of Counsel to the Trustee that such Guarantee Agreement and Security Documents (x) have been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitute valid and legally binding obligations of such Restricted Subsidiary in accordance with its terms, and

(iii) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary, together with appropriate instruments of transfer executed and in delivered in blank.

SECTION 3.12. Limitation on Line of Business.

(a) Business Activities. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

(b) Activities of Holdings. Holdings may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (i) the issuance of its Equity Interests to its shareholders, (ii) the incurrence of Indebtedness as a guarantor of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred by the Issuer under Section 3.3; provided that the net proceeds of such Indebtedness are received by the Issuer as primary obligor and not retained by Holdings, and (iii) activities incidental thereto. Neither the Issuer nor any Restricted Subsidiary shall engage in any transactions with Holdings in violation of the immediately preceding sentence.

SECTION 3.13. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer (commencing with the fiscal year ending December 31, 2010) an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.14. Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.1, which shall include their status and what action the Issuer is taking or proposing to take in respect thereof.

SECTION 3.15. Further Assurance; After-Acquired Collateral.

(a) Upon the acquisition by the Issuer or any Guarantor after the Issue Date of (1) any after-acquired assets, including, but not limited to, any after-acquired Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any replacement assets in compliance with Section 3.7 the Issuer or such Guarantor shall execute and deliver, (i) with regard to any Material Real Property, a mortgage and supporting documentation specified in this Indenture within 90 days of the date of acquisition, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and Opinions of Counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property (as defined in the Security Agreement)) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b) The Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, financing statements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the lien in the Collateral granted to the Collateral Agent and the priority thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, this Indenture and the Security Documents.

SECTION 3.16. No Layering of Debt. The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantors solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 3.17. Distributions by Qualified Restricted Subsidiaries.

(a) Except to the extent restricted pursuant to any Permitted Payment Restrictions, the Issuer shall, and shall cause each Restricted Subsidiary to, cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Capital Stock in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to fiduciary duties applicable to such board or individual and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts necessary for operations, capital expenditures, debt service and other needs.

(b) If, at any time, any Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary,” it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Indenture governing the Notes and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 3.4, the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.4, and (2) no Default would be in existence following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Board of Directors designates a Qualified Restricted Subsidiary not to be a Qualified Restricted Subsidiary, then all Investments in such Subsidiary since the Issue Date shall be deemed to have been acquired and consequently reduce the amount available for Restricted Payments under Section 3.6 or the amount available for Restricted Investments under clause (16) of the definition of “Permitted Investments,” as determined by the Issuer. As of the Issue Date, all of the Issuer’s Restricted Subsidiaries are Qualified Restricted Subsidiaries.

SECTION 3.18. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments pursuant to Section 3.4 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted pursuant to Section 3.4. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.3, the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness and Liens are permitted under Sections 3.3 and 3.5 and (2) such designation would not cause a Default.

SECTION 3.19. Payments for Consent. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 3.20. Intercompany Loan Refinancing.

(a) Subject to the following proviso, promptly following receipt of Net Proceeds from any Intercompany Loan Refinancing, the Issuer shall, to the extent thereof:

(i) prepay, or make an offer to prepay term loans that are Priority Payment Lien Obligations, and prepay such term loans to the extent the lenders thereof shall accept such offer in accordance with the terms of the applicable credit agreement, or reduce, or make an offer to reduce, the commitments under any revolving credit facility that is a Priority Payment Lien Obligation (and prepay any borrowings thereunder to the extent that the aggregate amount of credit exposures thereunder exceeds the aggregate amount of commitments) and, in the case of an offer to reduce, reduce the commitments of the lenders that accept such offer (and prepay such borrowings); and/or

(ii) make an offer to purchase the Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and if applicable, to make an offer to purchase or prepay to the holders of other First Lien Obligations that by their terms require the Issuer to make an offer to purchase or prepay such First Lien Obligations upon an Intercompany Loan Refinancing (the “Intercompany Loan Refinancing Offer”), and to purchase or prepay such First Lien Obligations on a pro rata basis with the Notes;

provided that the Issuer is not required to prepay, reduce commitments, make offers to prepay, reduce commitments or purchase Notes pursuant to clauses (i) and/or (ii) of this Section 3.20(a) until the aggregate amount of proceeds received from one or more Intercompany Loan Refinancings (“Proceeds Amount”) exceeds $4.0 million.

(b) Pending the final application of any such proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such proceeds in any manner that is not prohibited by this Indenture. If any such proceeds remain after consummation of the offer(s), as applicable, referred to above, the Issuer may use those proceeds for any purposes not prohibited by this Indenture and the Proceeds Amount shall be reset at zero.

(c) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the purchase of Notes pursuant to an Intercompany Loan Refinancing Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Intercompany Loan Refinancing Offer provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Intercompany Loan Refinancing Offer provisions of this Indenture by virtue of such compliance.

SECTION 3.21. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1. When the Issuer or Holdings May Merge or Otherwise Dispose of Assets.

(a) The Issuer shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (a) the Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (collectively, the “Successor”) is a corporation or a limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Successor assumes all the obligations of the Issuer under the Notes, this Indenture, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture and other agreements to effectuate such assumption; provided, however, that at all times, a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia must be a co-issuer or the issuer of the Notes if such surviving Person is not a corporation;

(iii) immediately after such transaction, no Default exists;

(iv) the Issuer or the Successor would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

(1) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a); or

(2) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction;

(v) the Successor promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to the Successor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by filing of a financing statement under the Uniform Commercial Code of the relevant states;

(vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (in a customary form including customary qualifications) stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with this Indenture and that such supplemental indenture, amendments, supplements or other instruments relating to the applicable Security Documents, if any, comply with this Indenture and to the effect that such amendments, supplements or other instruments are enforceable;

(vii) the Collateral owned by or transferred to the Successor shall:

(1) continue to constitute Collateral under this Indenture and the Security Documents,

(2) be subject to the Liens in favor of the Collateral Agent for its benefit and the benefit of the holders of the First Lien Obligations, and

(3) not be subject to any Lien other than Permitted Liens; and

(viii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after acquired property and the Successor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

In addition, the Issuer shall not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Clauses (iii) and (iv) of Section 4.1(a) shall not apply to:

(i) a merger of the Issuer with an Affiliate for the sole purpose and effect of reincorporating the Issuer in another jurisdiction;

(ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and the Subsidiary Guarantors; and

(iii) the consolidation or merger, or sale, assignment, transfer, conveyance, lease or other disposition of all or part of its assets, by any Restricted Subsidiary to the Issuer or a Subsidiary Guarantor.

(c) Holdings shall not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Holdings is the surviving Person); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (a) Holdings is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (collectively, the “Successor Holdings”) is a corporation or a limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Successor Holdings assumes all the obligations of Holdings under the Notes, this Indenture, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture and other agreements reasonably satisfactory to the Trustee;

(iii) immediately after such transaction, no Default exists;

(iv) the Successor Holdings promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to the Successor Holdings, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by filing of a financing statement under the Uniform Commercial Code of the relevant states;

(v) Holdings shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (in a customary form including customary qualifications) stating that such consolidation, merger, amalgamation or transfer and such amendments, supplements or other instruments, if any, comply with this Indenture and that such amendments, supplements or other instruments, relating to the applicable Security Documents, if any, comply with this Indenture and to the effect that such amendments, supplements or other instruments are enforceable;

(vi) the Collateral owned by or transferred to the Successor Holdings shall:

(1) continue to constitute Collateral under this Indenture and the Security Documents,

(2) be subject to the Liens in favor of the Collateral Agent for its benefit and the benefit of the holders of the First Lien Obligations, and

(3) not be subject to any Lien other than Permitted Liens; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Successor Holdings, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after acquired property and the Successor Holdings shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture.

ARTICLE V

Redemption of Notes

SECTION 5.1. Optional Redemption.

(a) Prior to May 15, 2013, not more than once in each twelve-month period, the Issuer may, at its option, redeem up to 10% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price equal to 103% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of redemption.

(b) At any time prior to May 15, 2013, the Issuer may, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a cash contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net cash proceeds of one or more Equity Offerings by the Issuer, Holdings or any other direct or indirect parent of the Issuer; provided that:

(i) at least 65% of the aggregate principal amount of Notes issued under this Indenture (excluding Notes held by the Issuer and its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) On or after May 15, 2013, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	104.188%
2014	102.094%
2015 and thereafter	100.000%

(d) Before May 15, 2013, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (a “Make-Whole Redemption Date”).

(e) Unless the Issuer defaults in the payment of the redemption price, interest and Additional Interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

SECTION 5.2. Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Issuer elects to redeem Notes pursuant to Section 5.1, the Issuer shall furnish to the Trustee, at least 5 Business Days for Global Notes and 10 calendar days for Definitive Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3. Selection by Trustee of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption on a pro rata basis unless otherwise required by law, the Depositary or applicable stock exchange requirements; provided, however, that no Notes in an unauthorized denomination shall be redeemed in part. No Notes of $2,000 or less can be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4. Notice of Redemption. The Issuer shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”), to each Holder of Notes to be redeemed. The Trustee may give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the redemption price and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e) that on the Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g) the name and address of the Paying Agent,

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.7. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 (with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 5.8. Offer to Repurchase. In the event that, pursuant to Section 3.7 or 3.20, the Issuer is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a) The Offer to Repurchase shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds or Proceeds Amount, as applicable (the “Offer Amount”) to the purchase of Notes, other First Lien Obligations and such other Pari Passu Debt, if any, (in each instance, on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7 or 3.20, as applicable, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes, other First Lien Obligations and, if applicable, other Pari Passu Debt, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes, and the representative(s) for the holders of other First Lien Obligations and, if applicable, other Pari Passu Debt shall select such other First Lien Obligations and Pari Passu Debt to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes, other First Lien Obligations and other Pari Passu Debt, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.8. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default.

(a) Each of the following is an Event of Default:

(i) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions pursuant to Section 4.1;

(iv) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements or covenants in this Indenture or the Security Documents;

(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default;

(1) is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(vi) with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $10.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;

(vii) except as permitted by this Indenture, any Guarantee of any Significant Subsidiary is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms its obligations in writing under its Guarantee and such Default continues for 10 days after receipt of the notice specified in this Indenture;

(viii) Holdings, the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against Holdings, the Issuer or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of Holdings, the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(x) any written repudiation or disaffirmation by the Issuer or any Guarantor of any of its obligations under the Security Documents or the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in the Collateral is invalid and unenforceable; and

(xi) with respect to any Collateral having a fair market value in excess of $3.0 million, individually or in the aggregate:

(1) the security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreement, or

(2) any security interest created thereunder or under this Indenture is declared invalid or unenforceable by a court of competent jurisdiction.

The foregoing shall constitute Event of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Sections 6.1(a)(viii) or (ix) above with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may direct the Trustee to declare the principal of, premium and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. In the case of an Event of Default arising from Section 6.1(a)(viii) or (ix) above with respect to Holdings, the Issuer or any Guarantor that is a Significant Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice on the part of the Trustee or the Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and Collateral Agent and their agents and counsel), the Guarantees, Security Documents or the Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of outstanding Notes (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) by written notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on a Note) and rescind any acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholders or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.6. Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing;

(ii) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(iii) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10. Priorities. Subject to the terms of the Intercreditor Agreement and the Security Documents, the Trustee shall pay out any money or property received by it, whether pursuant to the foreclosure or other remedial provisions contained in the Security Documents or otherwise, in the following order:

First: to the Trustee and Collateral Agent for amounts due to each of them under Section 7.6 and under the Security Documents;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1. Duties of Trustee and Collateral Agent.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, the Security Documents and the Intercreditor Agreement, as the case may be, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees, the

Security Documents and the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee and/or the Collateral Agent indemnity, security or prefunding satisfactory to the Trustee and/or the Collateral Agent in its sole discretion, as applicable, against any loss, liability or expense it may incur.

(b) The Collateral Agent, and except during the continuance of an Event of Default of which a responsible officer of the Trustee has actual knowledge, the Trustee:

(i) each undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Security Documents and the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture, any Security Document and the Intercreditor Agreement against the Trustee or the Collateral Agent; and

(ii) in the absence of gross negligence or bad faith on its part, each may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or Collateral Agent under this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement and the Intercreditor Agreement, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee or the Collateral Agent shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct and the Collateral Agent shall not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee or the Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii) neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(iv) The Collateral Agent shall not have any fiduciary or other implied duties of any kind or nature to any person, regardless of whether an Event of Default has occurred and is continuing.

(d) The Trustee and the Collateral Agent shall not be liable for interest on any money received by either of them except as the Trustee and the Collateral Agent may agree in writing with the Issuer.

(e) Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture, the Security Documents or the Intercreditor Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section.

(h) The Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Collateral Agent, as applicable, security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee and Collateral Agent.

(a) Each of the Trustee and the Collateral Agent may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) Each of the Trustee and the Collateral Agent may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith (in the case of the Trustee) which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence or that the Collateral Agent’s conduct constitutes gross negligence or willful misconduct.

(e) Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement and the Intercreditor Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee and the Collateral Agent shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture, any other Security Document or the Intercreditor

Agreement; moreover, the Trustee and the Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any other Security Document or the Intercreditor Agreement, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any other Security Document, the Intercreditor Agreement or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in any Security Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or (vi) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee and the Collateral Agent shall have no liability with respect to any action or inaction taken by or with respect to any Sub-Collateral Agent (as defined in the Security Agreement).

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h) In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and under the Security Documents and the Intercreditor Agreement.

(j) The Trustee and the Collateral Agent may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) Neither the Trustee nor the Collateral Agent shall have any duty (A) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(l) The right of the Trustee or the Collateral Agent to perform any discretionary act enumerated in this Indenture, any other Security Document or the Intercreditor Agreement shall not be construed as a duty.

(m) The Collateral Agent shall have no duty to act, consent or request any action of the Grantors or any other Person in connection with this Indenture, any other Security Document or the Intercreditor Agreement unless the Collateral Agent shall have received written direction from the Trustee, acting on behalf of the applicable Noteholders.

(n) The Trustee and the Holders each hereby designate and appoint Wilmington Trust FSB to act as the Collateral Agent under this Indenture, any other Security Document to which it is a party and the Intercreditor Agreement, and hereby authorize the Collateral Agent to take such actions on its behalf under the provisions of this Indenture, any other Security Document and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, any other Security Document and the Intercreditor Agreement.

(o) The Trustee and the Collateral Agent shall each be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (iii) taking any action to protect against any diminution in value of the Collateral.

(p) The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, any other Security Document and the Intercreditor Agreement (i) if such action would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture, any other Security Document or the Intercreditor Agreement, (ii) if such action is not provided for in this Indenture, any other Security Document and the Intercreditor Agreement, (iii) if, in connection with the taking of any such action hereunder, under any other Security Document or the Intercreditor Agreement that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by the Trustee and/or Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if the Collateral Agent would be required to make payments on behalf of the Issuer, Holders or the Grantors, in any case pursuant to its obligations as Collateral Agent hereunder, it does not first receive from the Trustee, the Holders, the Issuer or the Grantors sufficient funds for such payment.

(q) The Collateral Agent shall not be required to take any action under this Indenture, any other Security Document or the Intercreditor Agreement or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified; provided however, that in any such event, the Collateral Agent shall provide the Issuer with prior written notice of such event and shall confer in good faith with the Issuer in order to find a reasonable solution, including, without limitation, hiring a sub-agent to perform such action.

(r) Each Holder, by its acceptance of a Note hereunder, represents to each of the Trustee and the Collateral Agent that it has, independently and without reliance upon the Trustee or the Collateral Agent or any other Person, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Issuer and the Guarantors. Each Holder also represents that each will, independently and without reliance upon the Trustee or the Collateral Agent or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Indenture, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Issuer and the Guarantors. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee or the Collateral Agent hereunder, neither the Trustee nor the Collateral Agent shall have any duty or responsibility to provide any Holder with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Issuer and Guarantors which may come into the possession of the Trustee or the Collateral Agent or any of their officers, directors, employees, agents or attorneys-in-fact.

(s) Neither the Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Issuer, the Holders or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s, the Trustee’s and the Holders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Issuer, the Guarantors, the Trustee or the Holders for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.3. Individual Rights of Trustee and Collateral Agent. Subject to the TIA each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee or Collateral Agent, respectively. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Disclaimer. Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents or the Intercreditor Agreement, it shall not be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing of which a Trust Officer shall have received written notification at the Corporate Trust Office of the Trustee or obtained actual knowledge of, the Trustee shall mail to each Holder, with a copy to the Collateral Agent, notice of the Default within 90 days after the Trustee obtains such notice or actual knowledge. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Collateral Agent, any predecessor Collateral Agent, the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Collateral Agent and the Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent and the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Collateral Agent and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by (i) the Trustee as a result of its own willful misconduct, negligence or bad faith or (ii) the Collateral Agent as a result of its own gross negligence, willful misconduct or bad faith.

To secure the Issuer’s payment obligations in this Section, the Collateral Agent and the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Collateral Agent and the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Collateral Agent. When the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vii) or (viii) with respect to the Issuer, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7. Replacement of Trustee. The Trustee or Collateral Agent may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.9;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

If the Trustee or Collateral Agent resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee or Collateral Agent, or if a vacancy exists in the office of Trustee or Collateral Agent for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee or Collateral Agent, as applicable.

A successor Trustee or Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or Collateral Agent under this Indenture. The successor Trustee or Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee or Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or Collateral Agent, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee or Collateral Agent does not take office within 60 days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee or Collateral Agent.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee or Collateral Agent pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee or Successor Collateral Agent by Merger. If the Trustee or Collateral Agent, as applicable, consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or Collateral Agent, as applicable.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10. Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for monitoring or filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for the benefit of third parties and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement by the Issuer, the Subsidiary Guarantors or any other Person.

SECTION 7.11. Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Reports by Trustee to Holders of the Notes. Within 60 days after each May 1, beginning with May 1, 2011, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the SEC and each stock exchange on which any Notes are listed. The Issuer shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Discharge of Liability on Notes; Defeasance.

(a) Satisfaction and Discharge. This Indenture and the Security Documents and related Liens will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(i) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture including without limitation, any accrued and unpaid fees, costs and expenses of the Trustee and the Collateral Agent (and their respective agents and counsels); and

(iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to sub-clause (2) of clause (i) of this Section 8.1(a), the provisions of Sections 12.3 and 8.4 shall survive. In addition, nothing in this Section 8.1(a) shall be deemed to discharge any provisions of this Indenture, that, by their terms, survive the satisfaction and discharge of this Indenture.

(b) Legal Defeasance. The Issuer may at any time, subjection to Section 8.2, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(ii) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties and immunities of the Trustee and Collateral Agent, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(iv) this Article VIII.

Upon the Issuer exercising its Legal Defeasance option, payment of the Notes shall not be accelerated because of an Event of Default. The Issuer may exercise the Legal Defeasance option notwithstanding its prior exercise of the Covenant Defeasance pursuant to Section 8.1(c).

(c) Covenant Defeasance. The Issuer may at its option and at any time, subject to Section 8.2, elect to have the obligations of the Issuer and the Guarantors released (“Covenant Defeasance”) from the Security Documents (whereupon the Collateral shall be automatically released) and Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.15, 3.16, 3.17, 3.18, 3.19, 3.20, 3.21 and 4.1(a)(iv), (v), (vii) and (viii) and (b)(iv) of this Indenture and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iv), (v), (vii) and (viii) and (b)(iv) only), Sections 6.1(a)(viii) through (ix) (to the extent relating to a Significant Subsidiary) and Sections 6.1(a)(v), (vi), (vii), (x) and (xi) will no longer constitute an Event of Default with respect to the Notes.

SECTION 8.2. Conditions to Defeasance. The Issuer may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(ii) in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(v) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(vi) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article V.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4. Repayment to Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect Legal Defeasance or Covenant Defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5. Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes, the Security Documents and the Intercreditor Agreement may be amended by the Issuer, the Guarantors, the Trustee and the Collateral Agent without notice to or consent of any Holder:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable in accordance with the terms of this Indenture;

(iv) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under this Indenture of any such holder;

(v) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(vi) to conform the text of this Indenture, the Guarantees or the Notes to any provision under the heading “Description of Notes” in the Offering Memorandum;

(vii) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

(viii) to add to the Collateral securing the Notes, to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(ix) to release Collateral from the Lien of this Indenture and the Security Documents where permitted by this Indenture and by the Security Documents; or

(x) to evidence and provide for the acceptance of the appointment of a successor trustee or a successor collateral agent with respect to the Collateral in favor of the holders of Notes, in accordance with this Indenture and the Security Documents.

SECTION 9.2. With Consent of Holders.

(a) This Indenture, the Notes, the Guarantees, the Intercreditor Agreement or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that such amendments may not, without the consent of the holders of 75% in principal amount of the Notes outstanding, release all or substantially all of the Collateral other than in accordance with this Indenture, the Intercreditor Agreement and the Security Documents. However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may:

(i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the optional redemption of the Notes pursuant to Section 5.1 (other than provisions relating to the notice period for consummating an optional redemption of the Notes);

(iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

(vii) make the Notes or the Guarantees subordinated in right of payment to any other obligations or subordinate the Lien securing the Notes Obligations to any other obligations;

(viii) release Holdings or any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture;

(ix) make any change in the preceding amendment and waiver provisions; or

(x) after the obligation to make an Asset Sale Offer, Intercompany Loan Refinancing Offer or Change of Control Offer, as applicable, arises, amend, change or modify the obligations of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 3.7, obligations of the Issuer to make and consummate an Intercompany Loan Refinancing Offer with respect to any Intercompany Loan Refinancing in accordance with Section 3.20 or obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 3.9 including, in each case, amending, changing or modifying any definition relating thereto.

(b) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Indenture, the Security Document or the Intercreditor Agreement becomes effective, the Issuer shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3. Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (x) of Section 9.2(a), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5. Trustee and Collateral Agent To Sign Amendments. The Trustee and Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. If it does, the Trustee or Collateral Agent may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee or Collateral Agent shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, the Security Documents and the Intercreditor Agreement, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee or Collateral Agent to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.

SECTION 9.6. Compliance with Trust Indenture Act. Every amendment to this Indenture and the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

ARTICLE X

Guarantees

SECTION 10.1. Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) and the Security Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes, the Security Documents, the Intercreditor Agreement or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents, the Intercreditor Agreement or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII. Each Guarantor further agrees that its

Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section.

(i) Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guarantee and this Indenture shall be released and discharged:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor, if the sale or other disposition does not violate the provisions of this Indenture;

(2) in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor after which the Guarantor whose Capital Stock is sold or otherwise disposed of is no longer a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of this Indenture;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon payment in full, legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture pursuant to Section 8.1; or

(5) upon such Subsidiary Guarantor becoming an Excluded Subsidiary in a transaction not prohibited by this Indenture.

(c) If any Subsidiary Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will be released from their Guarantors, if any, and it and any of its Subsidiaries will be released from their obligations under the Security Documents.

(d) In the case of this Section 10.2(b), the Issuer shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(e) The release of a Subsidiary Guarantor from its Subsidiary Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any such Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Subsidiary Guarantee, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

SECTION 10.5. Limitations on Merger. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or a Subsidiary Guarantor, unless:

(1) the Person (if other than the Issuer or a Subsidiary Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer of a Subsidiary Guarantor) formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Guarantee, this Indenture, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture and other agreements to effectuate such assumption; or

(2) such transaction does not violate the provisions of this Indenture and the Net Proceeds of such sale or other disposition are applied in accordance with Section 3.7; and

(3) immediately after such transaction, no Default or Event of Default exists.

ARTICLE XI

Collateral and Security

SECTION 11.1. The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.6 and Section 8.6 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by Liens as provided in the Security Documents which the Issuer and the Subsidiary Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Security Documents hereafter delivered as required or permitted by this Indenture.

(b) The Issuer and the Subsidiary Guarantors hereby agree that the Collateral Agent shall hold the Collateral for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of this Indenture, the Intercreditor Agreement and the Security Documents, and the Collateral Agent is hereby authorized and directed to execute and deliver the Security Documents and the Intercreditor Agreement.

(c) Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure) and the Intercreditor Agreement, as the same may be in effect or as may be amended from time to time in accordance with its terms.

(d) The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreement and actions that may be taken thereunder. The Issuer shall, and shall cause the Guarantors to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) or recordings and take all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company and its Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected first priority security interest subject only to Permitted Liens.

SECTION 11.2. [Reserved].

SECTION 11.3. Release of Liens on the Collateral.

(a) The Liens on the Collateral shall automatically and without any need for any further action by any Person be released:

(i) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii) in whole upon:

(1) satisfaction and discharge of this Indenture as set forth in Section 8.1(a); or

(2) a legal defeasance or covenant defeasance of this Indenture as set forth in Section 8.1(b) and (c);

(iii) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);

(iv) as set forth in Section 9.2(a), as to property that constitutes less than all or substantially all of the Collateral, with the consent of holders of at least a majority in aggregate principal amount of the Notes outstanding (or, in the case of a release of all or substantially all of the Collateral, with the consent of the holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes outstanding), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(v) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

(b) The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to this Indenture or upon termination of this Indenture. The Trustee and each of the Holders each acknowledge that a release of Collateral or a Lien in accordance with the terms of any Collateral Document and this Article XI shall not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.

(c) Notwithstanding any provision to the contrary herein, as and when requested by the Issuer or any Guarantor in writing, the Trustee shall instruct the Collateral Agent to authorize the filing of Uniform Commercial Code financing statement amendments or releases (which shall be prepared by the Issuer or such Subsidiary Guarantor and shall be attached to such request as an exhibit) solely to the extent necessary to delete or release Liens on property or assets not required to be subject to a Lien under the Security Documents from the description of assets in any previously filed financing statements. If requested in writing by the Issuer or any Guarantor, the Trustee shall instruct the Collateral Agent to execute such documents, instruments or statements reasonably requested of it (which shall be prepared by the Issuer or such Subsidiary Guarantor and shall be attached to such request as an exhibit) and to take such other action as the Issuer may request to evidence or confirm that such property or assets not required to be subject to a Lien under the Security Documents described in the immediately preceding sentence has been released from the Liens of each of the Security Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements promptly upon receipt of such instructions from the Issuer, any Guarantor or the Trustee.

(d) In no event shall the Trustee or Collateral Agent be obligated to execute or deliver any document evidencing any release or reconveyance without receipt of an Opinion of Counsel and Officers’ Certificate, each stating that such release complies with this Indenture, the Intercreditor Agreement and the Security Documents, and conforming to the requirements of Section 12.2 and Section 12.3 hereof. To the extent applicable, the Issuer shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the lien and security interest of this Indenture and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of this Indenture, to be complied with.

SECTION 11.4. Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents, the Intercreditor Agreement and the other provisions of this Indenture, each of the Trustee or the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and (ii) upon the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Subsidiary Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents and the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of the Security Documents requires that additional property or assets be added to the Collateral, the Issuer shall, or shall cause the applicable Subsidiary Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected first-priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness in such property or assets (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Holders, in each case in accordance with and to the extent required under the Security Documents.

(d) The Trustee or the Collateral Agent, in taking any action under the Security Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Security Documents or the Intercreditor Agreement and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e) In acting under the Security Documents and the Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights, indemnities and immunities given to them under this Indenture.

SECTION 11.5. Recording, Registration and Opinions.

(a) The Issuer shall comply with the provisions of TIA Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA, except to the extent that it determines, in good faith based on advice of counsel, that such actions are not required, as set forth in any SEC regulation or interpretation or guidance (including any no-action letter or exemptive order issued by the Staff of the SEC, whether issued to the Issuer or any other Person). Following such qualification, to the extent the Issuer is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA § 314(b)(2), the Issuer shall furnish such opinion not more than 60 but not less than 30 days prior to each May 1.

(b) Any release of Collateral permitted by Section 11.3 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee shall accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

(c) If any Collateral is released in accordance with this Indenture or any Security Document, the Issuer shall determine whether it has delivered all documentation required by TIA Section 314(d) in connection with such release.

ARTICLE XII

Miscellaneous

SECTION 12.1. Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

American Renal Holdings Inc.

66 Cherry Hill Drive

Beverly, MA 01915-1072

Facsimile:  (978) 232-4060

Attention:  Michael Costa

if to the Trustee or Collateral Agent:

Wilmington Trust FSB

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile:  (612) 217-5651

Attention:  American Renal Holdings Administrator

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture or the Security Documents or the Intercreditor Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Issuer shall furnish to the Trustee:

(i) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with; and

(iii) if required by the TIA, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements therein.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. Upon the reasonable request of the Trustee, the Issuer shall furnish to the Trustee promptly one or more Officer’s Certificates listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7. Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8. Waiver of Jury Trial. EACH OF THE ISSUER, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 12.10. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Indenture shall bind its successors.

SECTION 12.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12. Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 12.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Direction by Holders to Enter into Security Documents and the Intercreditor Agreement. By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreement.

SECTION 12.15. Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer

(software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.18. Communication by Holders of Notes with Other Holders of Notes. Holders of the Notes may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

AMERICAN RENAL HOLDINGS INC.

By:	/s/ John McDonough
	Name:	John McDonough
	Title:	Chief Financial Officer

AMERICAN RENAL ASSOCIATES LLC

	By:	AMERICAN RENAL HOLDINGS INC.

By:	/s/ John McDonough
	Name:	John McDonough
	Title:	Chief Financial Officer

AMERICAN RENAL MANAGEMENT LLC
AKC HOLDING LLC JKC HOLDING LLC ARA-BOCA RATON HOLDING LLC
ARA-RHODE ISLAND DIALYSIS II LLC ARA-OHIO HOLDINGS LLC TEXAS-ARA LLC
ACUTE DIALYSIS SERVICES-ARA LLC

	By:	AMERICAN RENAL ASSOCIATES LLC

By:	/s/ John McDonough
	Name:	John McDonough
	Title:	Chief Financial Officer

AMERICAN RENAL TEXAS L.P.
AMERICAN RENAL TEXAS II, L.P.

	By:	TEXAS-ARA LLC

[Signature Page to Indenture]

By:	/s/ John McDonough
	Name:	John McDonough
	Title:	Chief Financial Officer

C.P. ATLAS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Co-President

[Signature Page to Indenture]

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

WILMINGTON TRUST FSB, as Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Original Issue Discount Legend, if applicable

Temporary Regulation S Legend, if applicable

No. [ ]	Principal Amount $[ ],
as revised by the Schedule of Increases or Decreases in the Global Note attached hereto

CUSIP NO.

AMERICAN RENAL HOLDINGS INC.

8.375% Senior Secured Note due 2018

American Renal Holdings Inc., a Delaware corporation, promises to pay to [                                        ], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on May 15, 2018.

Interest Payment Dates: May 15 and November 15.

Record Dates: May 1 and November 1.

Additional provisions of this Note are set forth on the other side of this Note.

AMERICAN RENAL HOLDINGS INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST FSB as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

8.375% Senior Secured Note due 2018

1.	Interest

American Renal Holdings Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuer shall pay interest semiannually on May 15 and November 15 of each year, with the first interest payment to be made on November 15, 2010.1 Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from May 7, 2010.2 The Issuer shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at 2% per annum in excess of the above rate and shall pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 and November 1 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, Wilmington Trust FSB, duly organized and existing under the laws of the United States of America and having a corporate trust office at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544, Attention: American Renal Holdings Administrator (“Trustee”), shall act as Paying

[1]	With respect to the Initial Notes.
[2]	With respect to the Initial Notes.

Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Issuer or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of May 7, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, Holdings, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuer. This Note is one of the 8.375% Senior Secured Notes due 2018 referred to in the Indenture. The Notes include (i) $250,000,000 aggregate principal amount of the Issuer’s 8.375% Senior Secured Notes due 2018 issued under the Indenture on May 7, 2010 (herein called “Initial Notes”), (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) if and when issued, additional 8.375% Senior Secured Notes due 2018 of the Issuer that may be issued from time to time under the Indenture subsequent to May 7, 2010 (herein called “Additional Notes”). The Indenture contains the terms and restrictions set forth in the Indenture or made a part of the Indenture pursuant to the requirements of the TIA. The Indenture, among other things, imposes certain covenants with respect to the following matters: the Incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Issuer, the purchase or redemption of Capital Stock of the Issuer, the sale or transfer of assets and Capital Stock of Subsidiaries, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Issuer and its Restricted Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of the Issuer and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5.	Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture, the Notes, the Security Documents and the Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors shall unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness pursuant to the terms of the Indenture.

6.	Security

The Initial Notes, Exchange Notes and Additional Notes, if any, are treated as a single class of securities under the Indenture and shall be secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the

Security Documents. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, the Indenture and the Intercreditor Agreement and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

7.	Redemption

(a) Prior to May 15, 2013, not more than once in each twelve-month period, the Issuer may, at its option, redeem up to 10% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price equal to 103% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of redemption.

(b) At any time prior to May 15, 2013, the Issuer may, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings by the Issuer or a cash contribution to the equity capital of the Issuer (other than Disqualified Stock) from the net cash proceeds of one or more Equity Offerings by the Issuer, Holdings or any other direct or indirect parent of the Issuer; provided that:

(i) at least 65% of the aggregate principal amount of Notes issued under this Indenture (excluding Notes held by the Issuer and its Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) On or after May 15, 2013, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	104.188%
2014	102.094%
2015 and thereafter	100.000%

(d) Before May 15, 2013, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (a “Make-Whole Redemption Date”).

(e) Unless the Issuer defaults in the payment of the redemption price, interest and Additional Interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f) Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Article V of the Indenture.

[8.	Registration Rights Agreement.

The Notes are entitled to the benefit of the Registration Rights Agreement.]3

9.	Change of Control; Asset Sales

(a) If a Change of Control occurs, unless the Issuer has exercised its right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Issuer to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b) In the event of an Asset Sale Offer or Intercompany Loan Refinancing that requires the purchase of Notes pursuant to Section 3.7(d) or 3.20 of the Indenture, the Issuer shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(d), 3.20 and 5.8 of the Indenture at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date). Holders of Notes that are the subject of an offer to purchase shall receive an Asset Sale Offer or Intercompany Loan Refinancing Offer, as applicable, from the Issuer prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Issuer or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date.

10.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

11.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

[3]	To be included in Notes bearing the Private Placement Legend.

12.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

13.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment, Waiver

The Indenture, the Notes and the Security Documents may be amended or waived as set forth in Article IX of the Indenture.

15.	Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Issuer are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Notes unless each receives indemnity or security reasonably satisfactory to each of the Trustee and the Collateral Agent. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.	Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

A director, officer, employee, incorporator, stockholder or controlling person, as such, of the Issuer or any Subsidiary Guarantor shall not have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Indenture, the Guarantees, the Security Documents or the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

21.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

22.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

American Renal Holdings Inc.

66 Cherry Hill Drive

Beverly, MA 01915-1072

Facsimile: (978) 232-4060

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [                                         ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7, 3.9 or 3.20 of the Indenture, check the box:

☐	☐	☐
3.7	3.9	3.20

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7, 3.9 or 3.20 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

American Renal Holdings Inc.

66 Cherry Hill Drive

Beverly, MA 01915-1072

Facsimile: (978) 232-4060

Attention: Michael Costa

Wilmington Trust FSB

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile: (612) 217-5651

Attention: American Renal Holdings Administrator

Re: 8.375% Senior Secured Notes due 2018

Reference is hereby made to the Indenture, dated as of May 7, 2010 (the “Indenture”), among American Renal Holdings Inc., as Issuer (the “Issuer”), the Guarantors named therein and Wilmington Trust FSB, as Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

		(a)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

		(b)	☐	or such Transfer is being effected to the Issuer or a subsidiary thereof;

or

		(c)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

		(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ])), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(a)	☐	a beneficial interest in the:

		(i)	☐	144A Global Note (CUSIP [ ]), or

		(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

		(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

	(b)	☐	a Restricted Definitive Note; or

	(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

American Renal Holdings Inc.

66 Cherry Hill Drive

Beverly, MA 01915-1072

Facsimile: (978) 232-4060

Attention: Michael Costa

Wilmington Trust FSB

[                                 ]

[                                 ]

Facsimile:   [                             ]

Attention:   [                             ]

Re: 8.375% Senior Secured Notes due 2018

(CUSIP [            ])

Reference is hereby made to the Indenture, dated as of May 7, 2010 (the “Indenture”), among American Renal Holdings Inc., as Issuer (the “Issuer”), the Guarantors named therein and Wilmington Trust FSB, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                              (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.         Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)        ☐         Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)        ☐         Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)        ☐        Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)        ☐         Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.        Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)        ☐         Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)        ☐         Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]      144A Global Note,      Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF GUARANTY]

Pursuant to the Indenture (the “Indenture”) dated as of May 7, 2010 among American Renal Holdings Inc. (“Issuer”), the Guarantors party thereto (each a “Guarantor” and collectively the “Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”) and as collateral agent, each Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Issuer under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Security Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of the Guarantors to the Holders of the Notes pursuant to the Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guaranty.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Guaranty.

[Name of Guarantor]

By:
Name:
Title:

D-1